Exhibit 10.1
AMENDMENT NO. 3 TO MANUFACTURING AGREEMENT
     THIS AMENDMENT NO. 3 TO MANUFACTURING AGREEMENT (this “Third Amendment”) is made and entered into as of March 25, 2009 (the “Effective Date”), by and between Osiris Therapeutics, Inc., a Delaware corporation (“Osiris”), and NuVasive, Inc., a Delaware corporation (“NuVasive”).
RECITALS
     WHEREAS, on May 8, 2008, Osiris and NuVasive entered into an Asset Purchase Agreement pursuant to which Osiris agreed to sell, and NuVasive agreed to purchase, technology related to manufacturing the Osteocel product line (as more specifically set forth therein), such sale and purchase taking place July 24, 2008, which Asset Purchase Agreement was subsequently amended September 30, 2008 (the “Purchase Agreement”).
     WHEREAS, pursuant to the Purchase Agreement, on July 24, 2008, Osiris and NuVasive entered into a Manufacturing Agreement whereby Osiris agreed to manufacture and deliver to NuVasive, and NuVasive agreed to purchase, the Product (as defined therein), which Manufacturing Agreement was subsequently amended on September 30, 2008 and on October 22, 2008 (the “Manufacturing Agreement”).
     WHEREAS, Osiris and NuVasive wish to enter into this Third Amendment to provide for the end of the Term of the Manufacturing Agreement and to provide for the terms and conditions associated with such termination.
     NOW, THEREFORE, in consideration for the mutual covenants of the parties expressed herein, the sufficiency of which consideration is acknowledged, it is agreed that the Manufacturing Agreement is amended as of the Effective Date as follows:
AMENDMENT
1.	Defined Terms. Except as otherwise provided in this Amendment, capitalized terms will have the meanings assigned to them in the Manufacturing Agreement.

2.	Termination of Manufacturing Agreement. Notwithstanding anything to the contrary in the Manufacturing Agreement, NuVasive and Osiris agree that:
(a)	Section 7.1 of the Manufacturing Agreement shall be deleted in its entirety and inserting in its place the following.
“This Agreement shall commence on the Effective Date and remain in effect until the fifteenth day following the execution by NuVasive and Osiris of this Amendment (the “Termination Date”) and immediately following the Termination Date, Osiris shall cease all manufacturing operations with respect to the Product except as set forth in this Agreement as amended by the Third Amendment.”

(b)	NuVasive and Osiris shall use commercially reasonable efforts to obtain the consent of AlloSource to terminate that certain Amended and Restated Tissue Procurement Processing and Supply Agreement by and between Osiris and AlloSource, dated February 1, 2008 (the “AlloSource Supply Agreement”). In the event that AlloSource does not agree to terminate the AlloSource Supply Agreement, NuVasive agrees to assume the AlloSource Supply Agreement.

(c)	In the event that AlloSource requests Product to be shipped in freezers designated to be assets of NuVasive, NuVasive hereby authorizes Osiris to ship such Product in such freezers to AlloSource.
3.	Full Force and Effect. Except as set forth in this Amendment, the Manufacturing Agreement shall continue unmodified and in full force and effect.

4.	Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be deemed one original and complete instrument.

5.	Insurance. “Section 6.5 of the Manufacturing agreement will be amended to replace the word “occurrence” to ‘claims made”.
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     IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Manufacturing Agreement as of the date first set forth above.

OSIRIS THERAPEUTICS, INC.			NUVASIVE, INC.

By:	/s/ Richard W. Hunt		By:	/s/ Jason Hannon
	Name:	Richard W. Hunt		Name:	Jason Hannon
	Its:	CFO		Its:	SVP, GC & Secretary